Exhibit 99.1

DESTINATION MATERNITY DECLINES TO PURSUE UNSOLICITED PROPOSAL FROM ORCHESTRA-PREMAMAN TO EXPLORE A STOCK-MERGER TRANSACTION

Moorestown, NJ, December 14, 2015 – Destination Maternity Corporation (NASDAQ: DEST) (“Company”), the world’s leading maternity apparel retailer, today confirmed that its Board of Directors (“Board”), after consulting with its financial and legal advisors, unanimously determined that an unsolicited proposal from Orchestra-Prémaman S.A. to enter into negotiations to acquire the company was not in the best interests of Destination Maternity and its stockholders.

In a December 13 letter, Orchestra-Prémaman, a France-based retailer of children’s wear with no U.S. operations, indicated it owned 13.3% of Destination Maternity’s outstanding stock.

Prior to its December 13 letter and a related December 14 regulatory filing, Orchestra-Prémaman had made an unsolicited, confidential and non-binding preliminary merger proposal, under which Destination Maternity’s stockholders would receive an unspecified number of shares of common stock of Orchestra-Prémaman and a limited amount of cash. Orchestra-Prémaman’s common stock is traded on the Euronext Paris stock exchange and is illiquid, with the company being effectively controlled by one stockholder who owns over 90% of the shares outstanding.

“In response to the approach, our Board authorized preliminary discussions between the parties, engaged financial and legal advisors and appointed a committee of independent directors to evaluate this proposal,” said Arnaud Ajdler, Chairman of the Board of Destination Maternity. “After serious consideration, and based on the preliminary discussions, the Board unanimously decided that pursuing the stock-merger proposal would not be in the best interests of our stockholders considering the risks inherent in a primarily stock based merger transaction dependent on uncertain revenue synergies.”

“As a management team and as a Board we are always striving to enhance stockholder value,” said Anthony Romano, Chief Executive Officer & President of Destination Maternity. “We continue to focus on our key strategic initiatives, which position us to capitalize on our strong market share to drive sales productivity and profitability in the short and long term. These include leveraging improvements to our inventory process and real estate strategy, optimizing our e-commerce sales and connecting more closely with our millennial consumer.”

The Board is being advised by Guggenheim Securities, LLC, as its financial advisor, and Pepper Hamilton LLP, as its legal advisor.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of October 31, 2015 Destination Maternity operates 1,864 retail locations in the United States,

Canada, Puerto Rico and, most recently, England, including 554 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 1,310 leased department locations. The Company also sells merchandise on the web primarily through its motherhood.com, apeainthepod.com and destinationmaternity.com websites. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico and Israel. As of October 31, 2015 Destination Maternity has 184 international franchised locations, including 25 standalone stores operated under one of the Company’s nameplates and 159 shop-in-shop locations. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, management changes and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully pursue, complete and manage any acquisitions and related matters, adverse effects on the market price of our common stock and on our operating results because of a failure to complete any proposed acquisition, failure to realize any benefits of any proposed acquisition, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, our ability to continue our regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, our ability to successfully manage and accomplish our planned relocations of our headquarters and distribution operations with minimal disruption to our overall operations, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

Press Contacts:

ICR, Inc.

Phil Denning, 203-277-1200

Phil.Denning@icrinc.com

or

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Investor Relations Contacts:

ICR, Inc.

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Allison.Malkin@icrinc.com